Exhibit 10.01

MACROMEDIA, INC.

FY 2005 EXECUTIVE INCENTIVE PLAN

MACROMEDIA, INC. FY 2005 EXECUTIVE INCENTIVE PLAN

1.                                      Purpose of the Plan

The purpose of the FY 2005 Executive Incentive Plan (the “Plan”) is to provide financial incentives for certain of the Company’s Executives to meet and exceed the Company’s annual financial goals.

2.                                      Eligibility and Participation

As approved by the Board of Directors Compensation Committee (the “Committee”), the Plan is designed for Executives whose responsibilities significantly influence Company results. Participants shall be those Executives selected by the Chief Executive Officer and Chief Financial Officer or the Committee. Participation in the Plan is on a Fiscal Year basis and in the sole discretion of the Company. Thus, an Executive who is selected for participation in the Plan is in no way guaranteed to be selected for participation in any subsequent incentive plan or arrangement that the Company may adopt for any future Fiscal Year.

3.                                      Administration of the Plan

3.1 As approved by the Committee, the Plan will be administered by the Chief Executive Officer and Chief Financial Officer, including but not limited to, the power to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, and such determination shall be final and binding upon all persons having an interest in the Plan.

3.2 Subject to the provisions of the Plan, the Chief Executive Officer and Chief Financial Officer shall have the authority to determine each Participant’s Target Award, the date when any performance goals are measured, and the date when Awards (if any) will be paid. Notwithstanding any provision of the Plan, for any Participant who is also a Section 16 officer of the Company, the Committee shall make all determinations for the Award for each such Section 16 officer in consultation with the Chief Executive Officer and Chief Financial Officer in the Committee’s discretion.

4.                                      Determination of Awards

4.1 Establishment of Target Award.  Each Participant is eligible to receive a Quarterly Award for the first three fiscal quarters of the 2005 Fiscal Year and an Annual Award at the end of the 2005 Fiscal Year. Each Participant’s maximum Annual Award (including any Quarterly Awards) is equal to two times the Participant’s Target Award.  The maximum Quarterly Award payable to a Participant is equal to one-eighth (1/8) of the Participant’s Target Award.

4.2 Award Funding. Awards will be paid from an incentive compensation pool (the “Award Pool”). The Award Pool shall be determined by the Committee after the end of the 2005 Fiscal Year.  The Award Pool will be equal to the sum of the Participants’ Target Awards for such Fiscal Year multiplied by the Award Pool Funding Percentage. The Award Pool Funding Percentage is determined based on the FY2005 Executive Incentive Plan Funding Matrix (the “Matrix” attached hereto as Appendix A) by measuring the Company’s performance for the 2005 Fiscal Year against the Revenue Growth and Operating Margin goals established for FY2005.  The Revenue Growth and Operating Margin percentages will be rounded to the nearest whole number, and the matching intersection on the Matrix will establish the Award Pool Funding Percentage.

4.3 Determination of Award Amounts.

a)                                      Quarterly Awards.  At the end of  Q1, Q2 and Q3 for Fiscal Year 2005, each executive’s direct manager will assess his/her achievement against quarterly objectives, recommend the amount of Quarterly Award (if any) to be paid to the Participant and review the recommendation with the

Chief Executive Officer and Chief Financial Officer.  The Chief Executive Officer and Chief Financial Officer will review and approve all of the proposed Quarterly Awards (if any) payable to Participants.

b)                                     Annual Awards.  On or prior to the date six weeks following the end of the 2005 Fiscal Year, the Chief Executive Officer and Chief Financial Officer will review all of the proposed Annual Awards (if any) payable to each Participant based on his/her Target Award, individual achievement of objectives, overall performance rating for the Fiscal Year and based on the total Award Pool available to pay incentives. The following matrix will be used to determine the amount of Annual Award to be paid to each Participant in this plan:

Rating	Performance	Percent of Funded Incentive Earned
A	Results far exceed expectations and requirements; results are exceptional	125% to 200%
B	Results meet or exceed expectations and requirements; objectives and responsibilities are accomplished within the established standards and the required time frame	75% to 150%
C	Results are not meeting normal expectations and requirements; objectives and responsibilities are not completed within the required time frame	0% to less than 100%

The amount of any Quarterly Award(s) paid to any Participant during the 2005 Fiscal Year will be deducted from (i) such Participant’s Annual Award and (ii) the total amount of Quarterly Awards paid to all Participants will be deducted from the Award Pool available to pay all Participant incentives at the end of FY 2005.

4.4 Reduction of Award.  The Chief Executive Officer and the Chief Financial Officer in their sole discretion, may eliminate any Participant’s Award, or reduce it below that which otherwise would be payable in accordance with the Plan for any reason.

5.                                      Payment of Awards

5.1 Date of Payment. Payment of Awards (if any) will be made in cash, on or about the date eight weeks following the end of the 2005 Fiscal Year.  In order to be eligible to receive incentives, the Executive must sign and return a copy of this plan to Human Resources.

5.2 Requirement of Employment. Unless otherwise specifically determined by the Committee, a Participant will be entitled to payment of an Award only if the Participant is employed on the date of payment of any Quarterly Award or Annual Award (except to the limited extent provided in the following sentence). If any Participant resigns from his or her employment prior to such date of payment, such Participant will not earn or be paid his or her Target Award, in whole or in part. If, after the completion of the 2005 Fiscal Year, a Participant incurs a Termination of Employment due to death or permanent disability as defined the Company’s 401(k) Plan, the Participant shall be entitled to the payment of any Award for such Fiscal Year otherwise payable to the Participant. In the event an Award is payable to a Participant subsequent to the Participant’s death, such payment shall be made to the Participant’s estate.

5.3   Prorated Award.  Awards will be prorated in the following instances:

a)                                      New Hires, New Participants:  With respect to a Participant who begins employment during the 2005 Fiscal Year, any Award to such Participant will be prorated based on the number of calendar days such Participant was employed by the Company during such during 2005 Fiscal Year.

b)                                     Reduced Work Schedules:  For any Participant working a reduced work schedule, including by reason of an unpaid leave of absence, with the Company’s approval for any period during the 2005 Fiscal Year, such Participant’s Award will be prorated based on the number of days worked by such Participant during the 2005 Fiscal Year as determined by the Chief Executive Officer and Chief Financial Officer.

c)                                      Job Eliminations/Reductions in Force.  In the event that, in the determination of the Chief Executive Officer and Chief Financial Officer, a Participant’s employment is terminated during the 2005 Fiscal Year as a result of a job elimination or a reduction in force, such Participant’s Target Award will be prorated based on the number of calendar such Participant was employed by the Company during such during 2005 Fiscal Year.

5.4 Deductions from Awards. The Company shall withhold all applicable income and other taxes from any Award payment to any Participant, including any federal, FICA, state and local taxes. Participants are not eligible for any form of draw or incentive advances. Each Award shall be payable solely from the general assets of the Company. Each Participant’s right to payment of an Award (if any) shall be solely as an unsecured general creditor of the Company.

6.                                      Employment Rights

Each Executive and any Participant confirms that his or her employment with the Company is “at will”. Nothing in the Plan shall confer upon any Executive or Participant the right to continue in the employ of the Company or its Affiliated Companies or shall interfere with or restrict in any way the rights of the Company to discharge or change the terms of employment of any Executive or Participant at any time for any reason whatsoever, with or without cause.

7.                                      Effect on Other Plans

Participation in this Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliated Company, and the Plan shall not preclude the Company’s Board of Directors from establishing any other forms of incentive compensation for Executives.

8.                                      Revenue Recognition

Revenue Recognition:  all license agreements of any kind entered into by the Company must be structured to allow for standard revenue recognition in accordance with generally accepted accounting principles and Company policies. No side letters or side agreements from any employee (in any form, including e-mail messages) are allowed. Each Executive has the obligation to comply with the Company’s revenue recognition policies. An executive’s incentive payment may be reduced or disallowed in the Company’s discretion in the event any Executive fails to comply with the Company’s revenue recognition policies.

9.                                      Amendment, Suspension or Termination of the Plan

This Plan contains all terms and conditions for the FY 2005 Executive Incentive Plan and supersedes any prior written or verbal agreements regarding FY 2005 cash incentives for the 2005 Fiscal Year and the FY2005 Executive Incentive Plan. This Plan may be amended, modified or terminated at any time by the Company’s

Board of Directors or the Committee. Notification to each Executive of any change to this Plan will be made in writing or by electronic mail.

10.                               Effective Date

The Macromedia, Inc. FY 2005 Executive Incentive Plan is effective April 1, 2004.

11.                               Definitions

“Affiliated Company” means any company controlling, controlled by, or under common control with the Company.

“Award” means an award paid quarterly (“Quarterly Award” for Q1, Q2 and Q3) or paid annually (“Annual Award”) pursuant to the provisions of the Plan.

“Committee” means the Compensation Committee of the Company’s Board of Directors.

“Company” means Macromedia, Inc., a Delaware corporation.

 “Executive” means an employee of the Company at the level of Vice President or above employed by the Company or any Affiliated Company as determined by the Committee.

“Operating Margin” means operating profit (meaning pro forma operating profit excluding amortization of intangible assets and developed technology or any one-time write-offs) divided by Revenue Growth where operating profit is the sum of Revenue Growth minus the sum of (A) the direct cost of producing such revenue and (B) the indirect operating expense for the Company as based upon the internal calculation of such expenses as reported by the Company in its Annual Report on Form 10-K for its 2005 Fiscal Year as filed with the Securities and Exchange Commission.

“Participant” means an Executive who has been selected by the Committee for participation in the Plan for such Fiscal Year.

“Revenue” means revenue received for goods and services sold by the Company adjusted for revenue deferrals and changes in inventory as publicly reported by the Company in its Annual Report on Form 10-K for its 2005 Fiscal Year as filed with the Securities and Exchange Commission.

“Revenue Growth” means the percent by which the Company’s Fiscal Year 2005 Revenue exceeds the Company’s revenue as reported by the Company in its Annual Report on Form 10-K for its 2004 Fiscal Year.

“Target Award” means a Participant’s annual target incentive compensation.

“Termination of Employment” means the date as determined by the Company when the employee-employer relationship between the Participant and the Company and its Affiliated Companies is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, permanent disability, retirement, or the disaffiliation of an Affiliated Company, but excluding any such termination where there is a simultaneous reemployment by either the Company or one of its Affiliated Companies.

12.                               Acceptance

I acknowledge receipt of and agree to the terms and conditions of the FY 2005 Executive Incentive Plan including FY2005 Executive Incentive Plan.  My Target Award for FY 2005 is:  $XXXXXX.

Participant:

Name	Date

Macromedia Representative:

Elizabeth A. Nelson	Date
Executive Vice President, Chief Financial Officer and Secretary